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                                                                   EXHIBIT 10.35
                    GENERAL RELEASE AND SETTLEMENT AGREEMENT

     WHEREAS the employment relationship between Stephen Wuu ("Employee") and Avant! Corporation ("Employer") is to terminate on July 25, 2001 because of Employee's resignation;

     WHEREAS the Employee and Employee are desirous of terminating Employee's employment with Employer amicably; and

     WHEREAS for good and valuable consideration, rendered to resolve and settle finally, fully and completely all matters or disputes that now exist or may exist between them, the Parties below enter into this General Release and Settlement Agreement ("Agreement"):

     1. PARTIES.   The Parties to this Agreement are Stephen Wuu, his family, heirs, representatives, executors, administrators, beneficiaries, attorneys and agents (hereafter referred to collectively as "Wuu" or "Employee") and Avant! Corporation and/or any of its successors, predecessors, subsidiaries, affiliates, relates companies, officers, Board Members, employees, consultants, representatives, agents and attorneys (hereinafter referred to collectively as "Avant!" "Employer" or "Company").

     2. RESIGNATION. Wuu's last day of employment will be July 25, 2001 ("Effective Date of Resignation"). Avant! agrees to provide Wuu with his wages and benefits through the Effective Date of Resignation, less normal payroll deductions. All stock options which have been granted to Wuu, but which unvested as of his Effective Date of Resignation will be subject to accelerated vesting. Wuu will have Two (2) years from the Effective Date of Resignation to exercise his options. All outstanding repurchase rights applicable to any common stock previously issued to Wuu by Avant! shall terminate upon the Effective Date of this Agreement.

           (a) Avant! and Wuu acknowledge and agree that Wuu has been paid all wages, including salary and accrued vacation pay, and any bonus, pension, retirement, or any other payments or benefits due him for his employment through the Effective Date of Resignation, and that all wages and other entitlements ceased to accrue from and after the Effective Date of Resignation. In light of the payment by Avant! of all wages due or to become due to Wuu, the Parties acknowledge and agree that California Labor Code Section 206.5 is not applicable. Section 206.5 provides in pertinent part: "No employer shall require the execution of any release of any claim unless payment of such wages has been made." Wuu shall have the option to convert and continue his health insurance after the Effective Date of Resignation, as may be required or authorized by law under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"). Wuu's participation and termination from all other benefit programs, if applicable, will be processed in accordance with the plan documents of such benefit programs.


     3. CONSIDERATION. In consideration for Avant! permitting Wuu to voluntarily resign from his employment, and in further consideration for Wuu waving and revoking


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all rights under the Employment Agreement dated October 1, 2000 referred to in
Section 3(a) below and in return for the releases and covenants not to sue contained in this Agreement, the Parties agrees to the following:

     (a) The Parties hereby mutually revoke and rescind the Employment Agreement entered into on October 1, 2000 between Stephen Wuu and Avant! Company and the Amendment to Severance Agreement entered into between Stephen Wuu and Avant! Corporation dated December 15, 1999, as well as all previous written and oral agreement between the Parties, which may still be in effect, other than as may be reserved in this Agreement.

     (b) Wuu will resign his employment with Avant! as well as all positions he holds with the Company as of July 25, 2001.

     (c) Avant! will pay Wuu the total gross sum of one million fifty thousand dollars ($1,050,000.00)(the "settlement proceeds") in three (3) equal installments as follows: three hundred and fifty thousands dollars ($350,000.00) will be paid to Wuu on or about January 2, 2002; three hundred and fifty thousand dollars ($350,000.00) will be paid to Wuu on or about January 2, 2003; and three hundred and fifty thousand dollars ($350,000.00) will be paid to Wuu on or about January 2, 2004. No taxes will be withheld from these payments, but a Form 1099 will be issued to Wuu for the payments. Wuu and his legal counsel agree and acknowledge that the payments issued under this Agreement are not paid in lieu of wages, salary, bonuses or for any other similar compensation and are not recognized as such, but are made in consideration for the cancellation of Wuu's employment contract. The payments will be in full and complete satisfaction of all claims that Wuu has or may have against Avant! Wuu agrees to defend and indemnify Avant! and hold Avant! harmless of and from any claim for liability, including, but not limited to attorneys' fee for not withholding taxes from said payments. (d) Wuu and or his estate will be entitled to receive the settlement proceeds set forth above provided Wuu complies with the provisions of Section 3(e) and (g), Section 5, Section 8 and Section 14 of this Agreement and the Proprietary Information and Inventions Agreement.

     (e) Wuu will not directly solicit, induce, recruit or encourage any employees or consultants of Avant! to leave their employment, not terminate or abridge their consulting relationships, nor shall Wuu attempt or assist any others to do so through July 26, 2004. This restriction on non-solicitation of employees and consultants is not intended to prohibit Wuu from being employed in the EDA industry and/or in competition with Avant!, provided that Wuu himself does not engage directly in the solicitation of such employees of consultants in violation of this Section 3(e).

     (f) Avant! waives any right to reimbursement from Wuu for finds or attorneys' fees paid or incurred on behalf of Wuu through the date of this Agreement. Avant! shall, to maximum extent permitted by Avant!'s corporate governing documents and Delaware law, indemnify, defend and hold Wuu harmless for any acts or omissions or decisions made by Wuu, which were within the course and scope of his

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employment with Avant! This indemnification shall include costs incurred by Wuu as a party or witness, arising out of his employment and in connection with the defense of any claim, action, suit, proceeding or investigation (whether administrative, civil or criminal) and appeal, brought against Avant!

          (g) Wuu will return to the Company all personal property, confidential and proprietary information, equipment, credit cards, computers, cell phones, materials, files, data, lists, reports, correspondence, records and all documents, including copies, made available to him, prepared by him or used by him during his employment within five (5) calendar days of his execution of this Agreement. Wuu agrees not to disclose or use for any purpose such information, records and documents, without the written permission of the Company. The Proprietary Information and Inventions Agreement entered into by Wuu remains binding and effective and incorporated by reference into this Agreement.

          (h) In the event of a "Change of Control" as defined herein, any outstanding settlement proceeds as set forth in Section 3(c) of this Agreement will accelerate and become due and payable immediately to Wuu. A "Change In Control" shall men the occurrence of any of the following events after the Effective Date of this Agreement and prior to January 2, 2004: (i) the consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity's securities outstanding immediately after such merger, consolidation or other reorganization is owned by persons who were not stockholders of the Company immediately prior to such merger, consolidation or other reorganization; or (ii) the sale, transfer, exchange or other disposition of all or substantially all of the Company's assets.

     4. RELEASE OF CLAIMS.    Wuu, in consideration of the payments described
herein, hereby releases and discharges Avant! from any and all actions, causes of action, claims, or charges arising out of his employment and/or termination of employment, including, but not limited to, claims for compensation under any compensation plan maintained by the Company; claims associated with the criminal case brought against Wuu (except as provided in Section 3(f) of this Agreement); claims for wrongful termination; claims for breach of contract, breach of his Employment Agreement dated October 1, 2000 and Amendment to Severance Agreement dated December 15, 1999; breach of the covenant of good faith and fair dealing or violation of public policy; claims for misrepresentation, fraud, negligence, infliction of emotional distress; claims for misrepresentation, fraud, negligence, infliction of emotional distress; claims for discrimination or harassment on the basis of age, alienage, citizenship, creed, mental or physical disability; gender, marital status; medical condition, national origin, race, religion, sex or sexual orientation (or any other characteristic protected by federal, state or local statutes and/or regulations); claims for whistle-blowing, invasion of the right to privacy; libel, slander or defamation; claims for wages, bonus, compensation; expense reimbursement, vacation, compensatory time, severance, benefits or any other sum or money or thing whatsoever; common law claims; claims related to disability; family medical leave under state and/or federal laws; claims for attorneys' fees, expenses and costs (except as provided in Section 3(f) of this Agreement); claims for violations of the


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California Fair employment and Housing Act; Title VII of the 1964 Civil Rights
Act, as amended; the Civil Rights Act of 1866; the Age Discrimination in Employment Act, the California Labor Code; the Equal Pay Act; the Americans with Disabilities Act of 1991; the Rehabilitation Act of 1973; the Fair Labor Standards Act; any wage order promulgated by the California Industrial Welfare Commission; the federal Family and Medical Leave Acts; the California Family Rights Act; the California Constitution; the California Labor Code, including all amendments to any of the aforementioned Acts and statutes; claims for violations of any other federal, state, local and/or municipal fair employment statutes or law, or violations of any other law, rule, regulation, or ordinance pertaining to employment, wages, compensation, hours worked, or any other aspect of Wuu's employment relationship with the Company through the Effective Date of this Agreement. Wuu does not waive his right to enforce this Agreement.

          a. Wuu represents that he has no physical or mental disability resulting from his employment with the Company that would form the basis for a Workers' Compensation claim.

          b. Wuu acknowledges that he is familiar with the provisions of Section 1542 of the California Civil Code, which provides as follows:

          A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Being aware of said Code section, Wuu hereby expressly waives and relinquishes any rights or benefits he may have hereunder, as well as under any other state or federal statutes or common law principles of similar effect.

          c. Wuu agrees that he has not and will not file or cause to be filed a charge or claim, sue or cause or permit to be filed any civil action, suit or legal proceeding seeking personal, equitable or monetary relief for Wuu in connection with any matter occurring at any time in the past concerning Wuu's employment relationship with the Company, and the criminal case/investigation arising form his employment with Avant!, up to and including the date of this Agreement or involving any continuing effects of any acts or practices which may have arisen or occurred on or prior to the date of this Agreement. Wuu further agrees and covenants that should any person, organization, or other entity file, charge, claim, sue or cause or permit to be filed any civil action, suit or legal proceeding involving any matter occurring at any time in the past, Wuu will not seek or accept any personal relief (including, but not limited to, monetary relief) in such civil action, suit or proceeding.

          d. Wuu agrees that Section 4 of this Agreement releases the Company from liability to the fullest extent permitted by law.


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     5.   CONFIDENTIALLY. Wuu agrees that the terms and conditions of this
Agreement and any and all actions by the Parties in accordance therewith are strictly confidential, except that Wuu may disclose the terms of this Agreement to his spouse, legal counsel, financial and tax advisor's, and as may be required by law. Should Wee be subpoenaed to give testimony regarding this Agreement or should this Agreement be subpoenaed by a third party, Wuu will give Avant! notice of such fact within three (3) calendar days, and Avant! reserves the right to raise appropriate defenses and/or represent Wuu or provide him with legal counsel in order to protect the confidentiality of this Agreement. Wuu agrees to take all reasonable steps necessary to ensure that the confidentiality of this Agreement is maintained by any of the individuals referenced above to whom disclosure is authorized and agrees to accept responsibility for any breach of confidentiality by said individuals to whom disclosure of the Agreement is made. The Parties agree that a breach of this
Section is a material breach of the Agreement.

     6. NO ADMISSION OF LIABILITY. By entering into this Agreement, Avant! and Wuu do not admit any liability whatsoever to the other or to any other person arising out of any claims heretofore or hereafter asserted by Wuu or Avant!, and both Parties expressly deny any and all such liability

     7. REFERENCES. Wuu will direct all request for verification of his employment to the General Counsel, who shall inform the requesting party that the Company's policy permits only disclosure of Wuu's dates of employment and last position held, and only that information will be disclosed.

     8. NONDISPARAGEMENT. Wuu will not say anything, either orally or in writing, that does or could disparage Avant!, or any of its officers, directors, employees, consultants, agents or representatives or which does or could disparage the Company's reputation or services in the marketplace. Avant! will not disparage Wuu either orally or in writing, and Avant! will take reasonable steps to ensure that Directors and corporate officers of the Company do not make disparaging statements, either orally or in writing about Wuu. This
Section 8 is not intended to prevent Wuu or any other person from testifying truthfully under oath as might be required in any legal or administrative action, and any such testimony is expressly excluded from the effect of this Section.

     9. TAX CONSEQUENCES. The Company makes no representations or warranties with respect to the tax consequences of the payment of any sums to or on behalf of Wuu under the terms of this Agreement. The Company agrees to make Wuu whole with regard to the taxability of any fines or attorneys' fees paid to or on behalf of Wuu as a result of the criminal case entitled People of the State of California v. Avant! Corporation, et al. No. 210570, Superior Court of the State California, County of Santa Clara. This tax indemnification provision and any obligation of Avant!'s to "gross up" said payment pursuant to this Section 9, will be specifically contingent upon Avant!'s timely receipt of Wuu's prepared tax and/or estimated tax returns, which must be presented to Avant! for inspection and approval (with regard to the tax treatment of the payment of fines and/or attorney's fees by Avant!) and be provided by Avant! at least
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Sixty (60) calendar days prior to the filing of each return, including any estimated tax reporting of any "gross up" amounts received by Wuu from Avant! pursuant to this Agreement. Provided Wuu complies with the conditions set forth in this Section 9, Avant! agrees to make any required payments to Wuu no later than fifteen (15) calendar days before the date on which such payment is due to be paid by Wuu.

     10. JOINT PARTICIPATION IN PREPARATION OF AGREEMENT. The Parties hereto participated jointly in the negotiation and preparation of this Agreement, and each Party has had the opportunity to obtain the advice of legal counsel and to review, comment upon, and redraft this Agreement. Accordingly, it is agreed that no rule of construction shall apply against any Party or in favor of any Party. This Agreement shall be construed as if the Parties jointly prepared this Agreement, and any uncertainty or ambiguity shall not be interpreted against any one Party and in favor of the other.

     11. ATTORNEYS' FEES AND COSTS. Each Party will be responsible for his or its own attorneys' fees and costs in finalizing this Agreement.

     12. SEVERABILITY, JURISDICTION AND GOVERNING LAW. Should any part, term or provision of this Agreement, including any Exhibits, be declared or be determined by any court to be illegal or invalid for any reason, the validity of the remaining parts, terms and provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement. The Parties further agree that California law shall govern the validity and interpretation of this Agreement and that jurisdiction and/or venue of any action involving the validity, interpretation or enforcement of this Agreement or any of its terms, provisions or obligations or claiming breach thereof, shall exist exclusively in a court or government agency located within San Francisco, California. Wuu expressly consents to personal jurisdiction in San Francisco, California, with respect to any such action, and further agrees that service upon him can be affected through his attorneys, Jerome Roth, Esq., Munger, Tolles & Olson, LLP.

     13. NO PRIOR ASSIGNMENT. Wuu represents and warrants that he has not previously assigned or transferred, or purported to assign or transfer, to any person or entity any claims or other matter released by Wuu in this Agreement. The Parties mutually represent that each has the authority to enter into this Agreement.

     14. FUTURE COOPERATION. Upon request by Avant! Wuu agrees to cooperate to the extent necessary to protect the interests of Avant!, including without limitation, in providing any information that he has about
Avant!'s business and its operations and/or in providing truthful testimony as a witness or declarant in connection with any potential or future litigation, dispute, claim, investigation or regulatory matter which may arise as to which Wuu has or may have any relevant information.

     15. WAIVER. The waiver by a Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

     16.  KNOWING AND VOLUNTARY WAIVER/REVOCATION.



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          a.   Wuu acknowledges and agrees that, in deciding to execute this
Agreement, he has had the opportunity to consult with legal, financial and other personal advisors of his own choosing as he deems appropriate, in assessing whether to execute this Agreement. Wuu represents and acknowledges that no representation, statement, promise, inducement, threat or suggestion has been made by Avant! to influence Wuu to sign this Agreement except such statements as are expressly set forth herein. Wuu acknowledges that he has executed this Agreement voluntarily and with full understanding of its terms and effects. Wuu further agrees that no fact, evidence, event or transaction currently unknown to him but which hereafter may become known to him shall affect in any way or manner the final and unconditional nature of this Agreement.

          b. Wuu acknowledges and understands that the release of claims under the Age Discrimination in Employment Act ("ADEA") is subject to special waiver protections under 29 U.S.C. Section 626 (f). In accordance with that provision, Wuu specifically agrees that he knowingly and voluntarily releases any rights or claims of discrimination under the ADEA. In particular, Wuu acknowledges that he understands the following: (i) he is not waiving rights or claims under the ADEA that may arise after the date he signs this Agreement; (ii) he is waiving rights or claims under the ADEA in exchange for the payments and promises described in this Agreement, which are in addition to anything of value to which he already is entitled; (iii) he is advised to consult with an attorney before signing this Agreement; (iv) he has twenty-one (21) days within which to consider this Agreement, but may voluntarily elect to waive this twenty-one (21) day period; and (v) he will have seven (7) days after the date he signs this Agreement within which to revoke it, and the Agreement shall not become effective or enforceable as to any Party and no payments shall be due, owing, or paid by the Company until the eighth (8th) day following the date on which Wuu signs this Agreement ("Effective Date of this Agreement").

          c. Wuu and Avant! mutually agree to execute such other documents and to take such other actions as may be reasonably necessary to further the purposes of this Agreement.

     17. ARBITRATION. In the event that a dispute arises concerning the interpretation or enforcement of this Agreement, Avant! and Wuu agree that such dispute shall be resolved through submission of the dispute to arbitration before JAMS. This arbitration provision shall not apply to actions by either Party seeking temporary, preliminary or final injunctive relief to prevent or restrain alleged violations of any provisions of the Proprietary Information and Inventions Agreement, Section 3(e) and (g), Section 5 and Section 14 of this Agreement. Before Wuu initiates a proceeding involving an assertion that this Agreement, or any part of it, is void, Wuu shall first place in an escrow account pending the outcome of the proceeding all consideration that he has received under this Agreement.

     18.  BINDING EFFECT.     The provisions of this Agreement shall be binding
upon, and inure to the benefit of the Parties and the Parties' heirs, administrators, legal


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representatives, executors, beneficiaries, successors, predecessors and assigns, including any reconstituted form of Avant! resulting from Avant!'s participation in any merger, acquisition, consolidation, affiliation, joint venture or reorganization.

     19. ENTIRE AGREEMENT. This Agreement and the Proprietary Information and Inventions Agreement constitute the complete understanding between Wuu and Avant! and supersede any and all prior agreements, promises, representations, or inducements, no matter its or their form, concerning its subject matter. No promises or agreements made subsequent to the execution of this Agreement by these Parties shall be binding unless reduced to writing and signed by authorized representatives of these Parties.

     20. SECTION HEADINGS. The Section Headings are for convenience only and in no way define, limit, extend or interpret the scope of this Agreement or any particular section or paragraph herein.

     21. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

     22. EFFECTIVE DATE OF THIS AGREEMENT. The Effective Date of this Agreement will be on the eight (8th) day after the Agreement is executed by Wuu.



Date: 7/25/2001                               /s/ Stephen Wuu
     --------------                           -----------------------
                                              Stephen Wuu


                                              Avant!

Date: 7/25/2001                               /s/ Paul Lo
     --------------                           -----------------------
                                              Paul Lo
                                              Chief Operating Officer